Exhibit 3.1

Amendment No. 1
to
Second Amended and Restated
Agreement of Limited Partnership of
PBF Logistics LP

This Amendment No. 1, dated April 25, 2018, (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership, dated as of September 15, 2014, as amended (the “Partnership Agreement”), of PBF Logistics LP, a Delaware limited partnership (the “Partnership”), is entered into and effectuated by PBF Logistics GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Unless otherwise indicated, capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner hereby amends the Partnership Agreement, as follows:

1.Amendment. Section 9.3 of the Agreement is hereby amended and restated as follows:

“Section 9.3    Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code) as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the General Partner (or its designee) shall be designated as the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) with respect to tax returns filed for taxable years beginning after December 31, 2017 and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. In its capacity as “partnership representative,” the General Partner (or its designee) shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. For the avoidance of doubt and pursuant to Section 13.1(d) of this Agreement, the General Partner may amend the provisions of this Agreement in such a manner that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, as enacted by the Bipartisan Budget Act of 2015, or in the regulations or publication of other administrative guidance thereunder, including any amendments thereto.”

2.Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3.Applicable Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

4.Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Amendment that are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

PBF Logistics GP LLC

By: /s/ Trecia Canty
Name: Trecia Canty
Title: Secretary

Signature Page to Amendment No. 1 to Second Amended and Restated Agreement of Limited
Partnership of PBF Logistics LP